EXHIBIT 12.1

CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31, 2003

(In thousands, except for ratio amounts)

	2003 (4)	2002	2001 (3)	2000 (2)	1999 (1)

EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$29,430	$42,279	$58,299	$71,833	$58,959
Add: income allocated to minority interests	14,984	14,679	15,999	15,306	10,292
Less: equity in income of joint ventures	(3,200)	(366)	(8,527)	(765)	(683)

	41,214	56,592	65,771	86,374	68,568
Distributed income of joint ventures	1,107	1,632	15,076	2,122	2,505
Less: interest capitalized	(15,068)	(10,923)	(10,920)	(15,303)	(16,396)
Less: preferred distribution of subsidiaries	(12,747)	(12,872)	(12,872)	(12,845)	(8,278)

Total earnings before fixed charges	14,506	34,429	57,055	60,348	46,399

FIXED CHARGES:
Interest expense	75,414	71,499	69,841	69,036	57,856
Interest capitalized	15,068	10,923	10,920	15,303	16,396
Accretion of discount	684	529	421	403	320
Amortization of deferred financing charges	2,634	2,165	1,591	1,340	1,064
Interest portion of rental expense	610	576	569	478	517
Preferred distribution of subsidiaries	12,747	12,872	12,872	12,845	8,278

Total fixed charges	107,157	98,564	96,214	99,405	84,431

Total earnings and fixed charges	$121,663	$132,993	$153,269	$159,753	$130,830

RATIO OF EARNINGS TO FIXED CHARGES	1.14x	1.35x	1.59x	1.61x	1.55x

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS:
Total fixed charges	$107,157	$98,564	$96,214	$99,405	$84,431
Preferred share dividends	--	--	2,545	9,371	9,371

Total combined fixed charges and preferred share dividends	107,157	98,564	98,759	108,776	93,802
Total earnings and combined fixed charges and
preferred share dividends	$121,663	$132,993	$155,814	$169,124	$140,201

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS	1.14x	1.35x	1.58x	1.55x	1.49x

(1)	Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.51x and 1.46x.
(2)	Earnings include a $18,323 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.42x and 1.39x.
(3)	Earnings include a $2,372 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.57x and 1.55x.
(4)	Earnings include a $2,590 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.11x.

INTEREST COVERAGE RATIO
Total revenues	$416,540	$410,983	$411,527	$395,107	$363,374
Total expenses	(377,916)	(354,750)	(348,128)	(327,056)	(297,785)
Income from discontinued operations	--	3,134	2,993	2,591	2,664
Add: Depreciation and amortization	108,076	103,342	99,563	94,950	87,587
Add: Depreciation of discontinued operations	--	1,785	2,097	2,016	1,929
Add: Interest expense	75,414	71,499	69,841	69,036	57,856

Total	$222,114	$235,993	$237,893	$236,644	$215,625

Interest expense	$75,414	$71,499	$69,841	$69,036	$57,856

INTEREST COVERAGE RATIO	2.9x	3.3x	3.4x	3.4x	3.7x